Exhibit 10.3

COMMERCIAL OLED MATERIAL SUPPLY AGREEMENT

THIS COMMERCIAL OLED MATERIAL SUPPLY AGREEMENT (this “Agreement”) is entered into by and between Kyocera Corporation, a Japanese corporation with a place of business at 6 Takeda Tobadono-Cho, Fushimi-ku, Kyoto 612-8501, Japan (“Kyocera”), and Universal Display Corporation, a Pennsylvania corporation with a place of business at 375 Phillips Blvd, Ewing, New Jersey 08618, U.S.A. (“Universal Display”).

BACKGROUND

WHEREAS, Universal Display makes and sells certain materials for use in organic light emitting devices; and

WHEREAS, Kyocera desires to purchase these materials from Universal Display on the terms and conditions set forth herein; and

WHEREAS, Kyocera desires to have an option to make this Agreement effective on certain conditions set forth herein.

NOW, THEREFORE, intending to be legally bound, Kyocera and Universal Display agree as follows:

Article 1 Terms of Sale; Orders and Forecasts

1.1 General.  Universal Display will sell to Kyocera, and Kyocera will purchase from Universal Display, directly or through its Affiliates, such of the OLED materials currently offered for commercial sale by Universal Display and specified on Exhibit A hereto (the “Products”) as Kyocera may order from time to time.  Exhibit A shall be updated by the parties from time to time as Kyocera desires other OLED materials that Universal Display is offering for commercial sale, or as Universal Display ceases offering to sell certain of the OLED materials currently being sold to Kyocera hereunder.  Universal Display shall provide Kyocera with at least six (6) months’ prior written notice of its intention to discontinue offering for commercial sale any OLED material currently being sold to Kyocera hereunder.

1.2 No Additional Terms.  Unless otherwise expressly agreed to in writing, Universal Display’s sale and Kyocera’s purchase of all Products hereunder shall be solely on the terms and conditions set forth herein.  Each party accepts these terms and conditions and no inconsistent or additional terms or conditions of any purchase order, acceptance, shipping instructions or other document submitted by either party shall apply other than those specified in Section 1.3 below.  All such other terms and conditions are hereby rejected and no separate notice of such rejection need be given by either party.  The terms and conditions of this Agreement shall apply to the sale and purchase of Products by Kyocera Affiliates; provided, however, that Kyocera, as the signing party to this Agreement, shall remain responsible for its Affiliates’ compliance with such terms and conditions.

Universal Display/Kyocera Confidential

1.3 Purchase Orders.  Kyocera or its Affiliates shall place written orders with Universal Display for the Products (“Orders”) in advance of the requested shipment date, but with the agreed lead-time.  Initial lead-time from Order to shipment shall be as follows:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

All Orders shall include (a) the date of the Order, (b) the identity and quantity of each Product ordered, (c) the requested date of shipment, and (d) the shipping destination.  Universal Display shall notify Kyocera in writing of its acceptance of each Order within five (5) business days of receipt of the Order; such acceptance not to be unreasonably withheld.  For clarification, Universal Display shall not be bound to accept any Order without the requisite lead time; however, Universal Display shall in any event use its commercially reasonable efforts to meet the requested date of shipment under such circumstances.

1.4 Forecasts.  Kyocera will, at its option, provide Universal Display, in writing, with rolling forecasts, on a calendar quarterly basis by the end of each quarter, of its expected requirements for each Product during the next [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. Kyocera’s rolling forecasts shall be used by Universal Display for planning purposes only, and do not represent binding commitments by Kyocera to purchase the quantities stated therein.  Only if Kyocera issues Orders for the Products and Universal Display accepts such Orders shall Universal Display be authorized and bound to deliver, and Kyocera be bound to purchase, the quantities stated in such Orders.

1.5 Title and Risk of Loss.  Unless otherwise agreed, all Products shall be sold [The confidential material contained herein has been omitted and has been separately filed with the Commission.], the location of Universal Display’s Ewing, New Jersey facility.  Kyocera shall be responsible for all associated shipping and insurance charges, brokers’ fees and the like, and Kyocera may designate its preferred freight forwarder in the United States to handle all Product shipments.  In the absence of such designation, Universal Display will arrange for a freight forwarder to handle the shipment on Kyocera’s behalf and at Kyocera’s sole expense.

1.6 Shipping Dates.  Universal Display will use commercially reasonable efforts to meet Kyocera’s requests for specific shipment dates.  Absent good cause, Kyocera shall in good faith accept and pay for partial deliveries on the terms set forth herein.  However, nothing in this paragraph shall relieve Universal Display of its obligations hereunder with respect to confirmed shipping dates.

1.7 Continuity of Supply.  Universal Display shall use commercially reasonable efforts ensure that Universal Display provides the Products to Kyocera or its Affiliates (as defined below) in the quantity and quality reasonably Ordered by Kyocera or its Affiliates as set forth herein.  In support of this obligation, Universal Display shall adopt and implement, and shall ensure that its contract manufacturer of any Product adopts and implements, commercially reasonable continuity of business plans and procedures.  Summary documentation of these plans and procedures shall be made available to Kyocera upon its request.  In addition, Kyocera shall have the right, upon prior notice and at mutually agreeable times, to visit and inspect the facilities of Universal Display and

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1.8 its contract manufacturer for purposes of verifying that sufficient equipment and processes are in place for implementation of the continuity of business plans and procedures.

1.9 Definition of Affiliate.  For the purpose of this Agreement, “Affiliate” means a corporation, partnership, trust or other entity that directly or indirectly (through one or more intermediates) controls, is controlled by or is under common control with a party.  For such purposes, “control,” “controlled by” and “under common control with” shall mean the ability to make, or participate meaningfully in the making of, business decisions on behalf of the relevant entity and/or such party, as applicable.  “Control” shall be presumed where the party in question owns fifty percent (50%) or more of the voting or other similar interests in the relevant entity.

Article 2 Inspection and Acceptance

2.1 Qualification Testing by Universal Display.  Universal Display will conduct qualification testing of each production lot of Product before shipping any Product from such lot to Kyocera.  Such qualification testing shall be designed to ensure that the Product conforms to its corresponding specifications as attached hereto or otherwise agreed to by the parties in writing (the “Product Specifications”).  Universal Display will not ship Product to Kyocera from any lot that does not meet the applicable Product Specifications.  With each Product shipment, Universal Display will submit to Kyocera a Certificate of Analysis indicating that such lot conforms to the applicable Product Specifications, which are designed to ensure that the Product quality of the shipment will be the same as the Product quality of previous shipments, and that there have been no material changes in the Products, or in the raw materials (including source(s) of such raw materials), processes, facilities or contractors used to manufacture the Products, of which Kyocera was not previously notified in writing.

2.2 Acceptance Testing of Samples by Kyocera.

2.2.1 Upon Kyocera’s request and before filling an Order, Universal Display will provide Kyocera [The confidential material contained herein has been omitted and has been separately filed with the Commission.] with a [The confidential material contained herein has been omitted and has been separately filed with the Commission.] test sample from the production lot(s) from which the Product will be supplied; provided, however, that no such sample shall be sent from production lot(s) for which Kyocera has already received a test sample.  Unless requested by Kyocera, Universal Display will not initiate any shipment of Product from a new production lot until Kyocera has notified Universal Display of Kyocera’s approval of the test sample from the lot.

2.2.2 Within two (2) weeks following its receipt of a test sample as specified above, Kyocera will conduct an acceptance test to confirm that the sample conforms to its corresponding Product Specifications.  At the conclusion of such two (2) week period, Kyocera will inform Universal Display in writing as to whether or not the test sample passed this acceptance test.  Kyocera understands and acknowledges that any delay in so informing Universal Display may result in an equal delay in the shipping date.

2.2.3 If the test sample does not pass Kyocera’s acceptance test, the parties shall promptly and in good faith discuss and attempt to determine why this has occurred and to

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2.2.4 implement procedures to prevent its recurrence.  At the same time, Universal Display will in good faith endeavor to fill the Order in a timely manner by shipping to Kyocera Product from one or more production lots for which the test samples have already passed Kyocera’s acceptance test.  Should there be insufficient material from such production lots for Universal Display to fill the Order, Universal Display will promptly provide Kyocera with a test sample from one or more other production lots for which no test samples have previously been sent and the process above shall be repeated until sufficient material to fill the Order has been identified.

2.3 Shipping Inspection by Universal Display.  Universal Display will conduct a final visual inspection of all Product before shipping such Product to Kyocera.  Universal Display will not ship to Kyocera any Product that does not pass such visual inspection.

2.4 Receiving Inspection by Kyocera.  Upon receipt of each Product shipment, Kyocera will inspect such shipment for any shortage or appearance defects.  Kyocera will provide Universal Display with written notice of any shortage or appearance defects promptly following Kyocera’s receipt of the shipment, which notice shall specify in reasonable detail the manner in which the shipment is short or appears to be defective.  In the absence of Universal Display receiving written notification to the contrary within thirty (30) days following Kyocera’s receipt of the shipment, Kyocera shall be deemed to have accepted the shipment.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

2.5 Other Procedures.  The parties may agree on more detailed inspection, certification and testing procedures in order to supplement the foregoing provisions of this Article 2.  The parties may also agree to eliminate or curtail the procedure regarding the shipment and acceptance testing of test samples, in which event acceptance testing will occur in connection with the receiving inspection of each Product shipment outlined above.  All modifications to the procedures in this Article 2 must be agreed to in writing (including confirmed email correspondence) by an authorized representative of each party and will be effective only when such written agreement is attached to this Agreement.

2.6 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Article 3 Health and the Environment

3.1 Health and Safety.  Universal Display will furnish Kyocera with a Material Safety Data Sheet (an “MSDS”) for each Product where required by applicable law.  The MSDS shall reasonably disclose all hazards known to Universal Display in relation to storage, handling, use and disposal of the Product.  Universal Display will share with Kyocera specifically requested health and safety test data that Universal Display, or its contract manufacturer, has already compiled for any Product.  Kyocera shall use these MSDS’s and such additional test data to familiarize itself with any known hazards associated with the Products, their storage, handling, use and disposal, and the containers in which they are shipped.  Kyocera shall make available the MSDS for each Product to all those required by law to receive access to them.  In addition, Kyocera shall appropriately inform and train its employees and other personnel as to the hazards identified

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3.2 in the MSDS for each Product and any other hazards discovered by Kyocera through its use of such Product.

3.3 Waste Management.  Kyocera shall properly manage and dispose of all wastes and/or residues resulting from its use of the Products in accordance with its corresponding MSDS and all applicable laws and regulations.

Article 4 Intellectual Property Matters

4.1 Permitted Uses of the Products.  Kyocera acknowledges that Universal Display is selling the Products to Kyocera solely for use by Kyocera to manufacture a certain type of OLED related products as authorized under the OLED Technology License and Technical Assistance Agreement between Universal Display and Kyocera dated as of the same date hereof (the “License Agreement,” and said products referred to as the “Licensed Product”).  Accordingly, Kyocera may not sell or otherwise distribute the Products to any other person or entity, or use the Products, or permit or assist others to use the Products, for any other purposes.  Subject to the foregoing, no rights are granted to Kyocera under any patents or other intellectual property owned or controlled by Universal Display.  Kyocera acknowledges that the pricing charged by Universal Display for Products sold under this Agreement is based on Kyocera’s agreement to use such Products only for the manufacture of Licensed Products, and that such pricing would not otherwise have been offered to Kyocera.

4.2 Third-Party Patents.  Kyocera acknowledges that it may be required to obtain rights under one or more third-party patents in order to manufacture and sell its products that contain the Products (e.g., where Kyocera’s products utilize particular device structures and/or have additional attributes claimed by such third-party patents).  Upon Kyocera’s request, Universal Display will reasonable assist Kyocera in determining such rights.  However, subject to the express warranties and obligations of Universal Display under Articles 7 and 8 below, Kyocera shall be responsible for obtaining such rights.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

4.3 Analysis and Evaluation of the Products.  Kyocera shall not reverse engineer the Products, or analyze the Products to determine their chemical compositions, structures or methods of manufacture, or for any other purposes not related to manufacturing, developing, improving or selling Kyocera’s display device with the Product, or the manufacturing process for such display device, or expressly approved in writing by Universal Display, nor shall Kyocera permit or assist others to perform the foregoing activities.  In addition, Kyocera shall not publish or otherwise disclose to third parties any test results or other information or data regarding Kyocera’s evaluation of the Products without Universal Display’s prior written consent.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

4.4 Technical Advice.  Kyocera is responsible for making its own inquiry and investigation into, and based thereon forming an independent judgment concerning, the Products and their suitability for the uses intended by Kyocera.  Kyocera shall not assert any claim against Universal Display or hold Universal Display liable in any manner with respect to any information or designs furnished (or failed to be furnished) by Universal Display including, without limitation,

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4.5 technical advice or recommendations.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Article 5 Pricing and Payments

5.1 Product Pricing.  Pricing for the Products during the term of this Agreement shall be as set forth on in Exhibit A hereto.  Any price change will not be effective unless confirmed by both parties in writing.  Orders issued prior to any confirmed price change shall remain at the original price unless agreed in writing by the parties. [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

5.2 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

5.3 Invoicing.  Universal Display shall invoice Kyocera or its Affiliates for all Products at the time of shipment.  All invoices are due and payable within sixty (60) days following the date of Universal Display’s invoice and shipment of the Product, subject to Kyocera’s right to return and withhold payment for Product shipments that are properly rejected based on Kyocera’s receiving inspection under Section 2.4 above.  If Kyocera fails or refuses to timely pay any amounts not then being disputed by Kyocera in good faith, Universal Display may, upon prior written notice to Kyocera, (a) require that Kyocera pay for future shipments in advance or by letter of credit or other similar means, and/or (b) suspend delivery of further shipments of Products until Kyocera pays such undisputed amounts in full.  The foregoing shall not limit any other rights or remedies available to Universal Display for non-payment or late payment of amounts due hereunder.

5.4 Sales and Other Similar Taxes.  Any sales, use or value-added taxes, customs or import duties or other governmental charges, transfer fees or assessments based on the sale, shipment, import, export and/or use of the Products sold hereunder (other than taxes based upon Universal Display’s net income), whether imposed by any local, state, Federal or foreign government or taxing authority, are in addition to the purchase price for the Products and shall be the responsibility of Kyocera.  To the extent Universal Display is responsible by law for the collection of such amounts, they shall be separately stated on Universal Display’s invoices for such Products and, upon collection, remitted by Universal Display to the appropriate taxing authority.

5.5 Payments.  All amounts due to Universal Display hereunder shall be paid in U.S. Dollars by wire transfer to a bank designated by Universal Display in writing, or by such other means as the parties may agree in writing.  Universal Display’s current wire instructions are as follows:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Each payment shall be fully earned when due and nonrefundable once made.  Any and all set-off, deduction or credit for any amount owed (or alleged to be owed) by Universal Display to Kyocera or any of its Affiliates will not be permitted without mutual written confirmation of both Kyocera

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and Universal Display.  Without limiting its other rights or remedies on account of any late payment, Universal Display may require Kyocera to pay interest on any late payments.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

5.6 Payment Authorization and Associated Charges.  Kyocera shall secure all authorizations required for payment of all amounts due to Universal Display hereunder and shall bear all transfer fees, taxes and other charges associated therewith.

Article 6 Confidentiality

6.1 Obligations of Confidentiality and Non-Use.  Each party (the “Recipient”) shall handle and maintain all Confidential Items of the other party in accordance with the following terms and conditions:

6.1.1 Recipient shall not publish, disclose or otherwise disseminate any Confidential Items of the other party, except to such of Recipient’s employees and agents (and, in the case of Kyocera, to the employees and agents of its Affiliates) who have a “need to know” it to accomplish the purposes of this Agreement, and then only if such persons are previously otherwise obliged to handle and maintain such Confidential Items in accordance with the provisions of this Agreement or provisions substantially similar thereto.  Disclosure or dissemination of Confidential Items of the other party to additional persons or entities requires the prior written approval of such other party.

6.1.2 Recipient shall maintain all Confidential Items of the other party in a safe and secure place with reasonable safeguards to prevent any unauthorized access to or disclosure of such Confidential Items.  As used herein, “reasonable safeguards” means all safeguards that a reasonable person would take to protect the Confidential Item in question, which safeguards shall be no less than the safeguards Recipient takes to protect its own confidential or proprietary items of a similar nature.

6.1.3 Recipient may copy Confidential Items of the other party only as is reasonably necessary for Recipient to accomplish the purposes of this Agreement.  Copying or reproduction of Confidential Items except as permitted herein is strictly prohibited.

6.1.4 Recipient shall not utilize or exploit any Confidential Items of the other party, or permit or assist others to utilize or exploit such Confidential Items, except as is reasonably necessary to accomplish the purposes of this Agreement.  Reverse engineering, disassembly or other methods designed to derive the composition, structure, method of manufacture or purity of Confidential Items is strictly prohibited except for Kyocera’s tests as otherwise permitted in this Agreement.

6.1.5 Recipient shall not publish or otherwise disclose to third parties, including by referencing or including in any patent application, any test results or other information or data regarding Recipient’s evaluation or use of any Confidential Items of the other party without the other party’s prior written consent.

Universal Display/Kyocera Confidential

6.1.6 Promptly upon learning of any unauthorized use or disclosure of any Confidential Item of the other party, Recipient shall provide the other party with written notice thereof and take such other steps as are reasonably requested by the other party in order to limit the effects of such use or disclosure and/or prevent any further unauthorized use or disclosure of such Confidential Item.

6.1.7 Promptly upon the expiration or sooner termination of this Agreement, Recipient shall return to the other party, destroy and/or delete from Recipient’s records and computer systems all Confidential Items of the other party, including any copies or portions thereof, in Recipient’s possession or control; provided, however, that Recipient may retain one copy of documents incorporating Confidential Items for archival purposes only if permitted by the other party.  Within thirty (30) days following the other party’s written request, Recipient shall provide the other party with a certificate of Recipient’s compliance with the foregoing requirements.

6.2 Definition of Confidential Items. As used herein, “Confidential Items” of a party are all trade secret, proprietary and confidential information and materials, in written, oral or electronic form, relating to such party’s or its licensors’, suppliers’ or business partners’ technologies, compounds, research programs, operations and/or financial or business condition (including, without limitation, know-how, data, drawings, designs, specifications, formulations, processes, methods, equipment, software and pricing information) that is (a) disclosed in writing and marked as “Confidential”, “Proprietary” or with similar words at the time of disclosure, or (b) orally disclosed and identified as confidential or proprietary at the time of disclosure and confirmed as such in writing, conspicuously marked as described above, within thirty (30) days thereafter.  Notwithstanding the foregoing, “Confidential Items” of a party shall not include any information or materials that:

6.2.1 are approved by such party in writing for release by Recipient without restriction;

6.2.2 Recipient can demonstrate by written records were previously known to Recipient other than through a prior disclosure by such party or any third party with an obligation of confidentiality to such party;

6.2.3 are publicly known as of the date of this Agreement, or become public knowledge subsequent thereto, through no act or omission of Recipient or any third party receiving such items from or through Recipient;

6.2.4 are obtained by Recipient in good faith from a third party without the violation of any obligation of confidentiality to such party by either Recipient or the third party; or

6.2.5 are independently developed by or on behalf of Recipient without the benefit of such party’s Confidential Items, as shown by competent written records.

6.3 Disclosure Required by Law.  This Agreement shall not restrict Recipient from disclosing any Confidential Items of the other party to the extent required by applicable law, or by the order of any court or government agency; provided, however, that Recipient shall afford the

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6.4 other party prompt notice of such law or order, so that the other party may interpose an objection to such disclosure or take whatever other actions the other party deems appropriate to protect such Confidential Items, and provided further that Recipient shall use all reasonable efforts to limit such disclosure to only those Confidential Items that are required to be disclosed and to ensure that the person or entity to whom such Confidential Items are disclosed agrees to keep them confidential.

6.5 Responsibility for Personnel.  Recipient shall be responsible for the acts or omissions of any persons or entities receiving Confidential Items of the other party from or through Recipient to the extent such acts or omissions, if performed or not performed by Recipient, would constitute violations of this Agreement by Recipient.

6.6 Confidentiality of this Agreement.  The terms of this Agreement and its existence shall be deemed Confidential Items of each party and treated as such by both parties unless otherwise stipulated in this Agreement.  Notwithstanding the foregoing sentence, either party may disclose in its public filings such of the terms of this Agreement as are reasonably required for such party to comply with applicable securities laws and regulations, including, without limitation, by filing an appropriately redacted copy of this Agreement in connection therewith.  In addition, either party may issue a press release or other public announcement describing the general nature of this Agreement upon prior agreement of the parties, or the parties may agree to issue such a release or announcement jointly.  However, it is expressly understood and agreed that no such release or public disclosure shall disclose any information about Kyocera’s expected or intended product launch strategy without Kyocera’s prior written consent.  Subject to the foregoing provisions of this paragraph, any such public disclosure of the specific financial terms or other provisions of this Agreement, or any other information regarding the relationship between the parties hereunder, shall require the other party’s prior written consent.

Article 7 Representations and Warranties; Disclaimers and Limitations of Liability

7.1 Warranties by Both Parties.  Each party represents and warrants to the other that such party has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and that such performance will not violate any other agreement or understanding by which such party is bound.

7.2 Further Product Warranty by Universal Display.  Universal Display additionally represents and warrants to Kyocera that, on the date of shipment and for a period of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] from the date of shipment of the Products to Kyocera, and subject to Kyocera maintaining the Products consistent with commercially reasonable handling and storage practices and in accordance with reasonable instructions provided in writing by Universal Display, each Product will: (i) be clear of any liens or encumbrances; (ii) comply with its corresponding Product Specifications; and (iii) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  In the event of a breach of the foregoing warranty which occurs during the warranty period, and subject to Kyocera providing Universal Display with prompt written notice thereof, Universal Display shall, at Kyocera’s sole option and in addition to any other remedies in law or equity, but subject to the disclaimers and limitations of liability set

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7.3 forth in this Agreement, for breach of such warranty: (a) promptly replace any Products that are not in compliance with the warranty at Universal Display’s sole expense; and (b) reimburse all the fees that Kyocera paid Universal Display on account thereof.  Upon Universal Display’s request, Kyocera shall return any Products claimed to be defective so that Universal Display may analyze them to verify the defect and determine what caused the defect.

7.4 Further Infringement Warranty by Universal Display.  Universal Display represents and warrants to Kyocera that, to the best of Universal Display’s knowledge, the Products [The confidential material contained herein has been omitted and has been separately filed with the Commission.].  If Kyocera is unable to use any Product because the Product is held by a court of competent jurisdiction to infringe such patent rights, Universal Display shall, in addition to Kyocera’s other remedies in law or equity, but subject to the disclaimers and limitations of liability set forth in this Agreement, accept return of any quantities of such Product no longer reasonably useful to Kyocera on account thereof and reimburse all fees that Kyocera paid Universal Display on account thereof.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  The foregoing shall be in addition to any indemnification obligation of Universal Display under Article 8 below.

7.5 Disclaimer of Additional Warranties.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, VALIDITY, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY.

7.6 Limitation on Damages for Breach of Warranty.  IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR ANY BREACH OR ALLEGED BREACH OF REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT EXCEED IN THE AGGREGATE [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

7.7 Limitation on Certain Damages.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.] IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT.  The foregoing limitation shall not limit either party’s liability to the other party for: (a) any claims of bodily injury or damage to tangible property resulting from such party’s gross negligence or willful misconduct; (b) any unauthorized use of the other party’s materials or technology; (c) any infringement of the other party’s patents; or (d) any breach of the provisions of Article 6 respecting the other party’s Confidential Items.

7.8 Essential Part of the Bargain.  The parties acknowledge that the disclaimers and limitations of liability set forth in this Article 7 reflect a deliberate and bargained for allocation of risks between them and are intended to be independent of any exclusive remedies available under this Agreement, including any failure of such a remedy to achieve its essential purpose.

Universal Display/Kyocera Confidential

7.9 Mutual Cooperation.  In the event of any problems discovered by Kyocera with respect to performance of the Products in Kyocera’s OLED display devices, and whether or not such problems are due to a breach of warranty on the part of Universal Display, the parties shall in good faith cooperate to discuss and attempt to identify the causes of and resolve such problems in a mutually satisfactory and timely manner.

Article 8 Indemnification

8.1 Indemnification by Universal Display.  In accordance with Section 8.2 below, Universal Display shall defend and/or settle any third-party claim or action brought against Kyocera and/or its officers, directors, suppliers, employees, agents and representatives (each, a “Kyocera Indemnified Person”), to the extent such claim or action concerns [The confidential material contained herein has been omitted and has been separately filed with the Commission.].  In addition, Universal Display shall indemnify and hold harmless the Kyocera Indemnified Persons from and against any damages, fees and expenses (including reasonable attorneys’ fees) payable by any of them to third parties in connection with such claim or action[The confidential material contained herein has been omitted and has been separately filed with the Commission.].

8.2 Indemnification Procedures.  With respect to any claim or action for which indemnification may be sought from a party under this Article 8, the person or entity seeking indemnification (the “Claimant”) shall promptly notify the indemnifying party in writing, specifying the nature of the claim or action and, to the extent known, the total monetary amount sought or other such relief as is sought therein.  If it is unclear whether the claim or action is subject to indemnification under this Agreement, the parties will meet and in good faith discuss the situation in an effort to promptly resolve the matter.  The Claimant shall reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, in connection with the defense and/or settlement of the claim or action.  Provided the indemnifying party admits its obligation to indemnify the Claimant hereunder, indemnifying party shall have the right to control and conduct all proceedings or negotiations in connection therewith, and to assume and control the defense thereof.  The Claimant shall have the right to employ separate counsel to provide input into the defense, at Claimant’s own cost.  The indemnifying party shall keep the Claimant reasonably informed of the progress of its defense and settlement of the claim or action.  The indemnifying party shall not settle the claim or action on the Claimant’s behalf without first obtaining the Claimant’s written approval, which approval shall not be unreasonably withheld or delayed.  Upon rejecting any settlement offer that does not admit liability or fault on the part of the Claimant, the Claimant shall assume ongoing responsibility for the defense and/or settlement of the claim or action, and shall be deemed to have waived any right to indemnification in excess of the settlement offer amount.  The Claimant may settle any claim or action for which indemnification is sought hereunder, but the indemnifying party will not be responsible for any such settlement unless it shall have approved the settlement, in writing and in advance, which approval shall not be unreasonably withheld or delayed.  Except as may be required by law, each party agrees not to publicize any settlement without first obtaining the other party’s written permission.

8.3 Liability Insurance.  Universal Display further agrees to maintain, at Universal Display’s expense, commercial general liability insurance, including bodily injury and property damage, in the amount of at least [The confidential material contained herein has been omitted and

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8.4 has been separately filed with the Commission.] per occurrence above the lowest commercially reasonable deductible that may be obtained, during the term of this Agreement [The confidential material contained herein has been omitted and has been separately filed with the Commission.].  Universal Display will add Kyocera as additional insured on these policies, and, upon request, Universal Display will supply Kyocera with copies of all such policies or certificates of all such insurance.

Article 9 Term and Termination

9.1 Term.  Unless otherwise extended by mutual written agreement of the parties, the term of this Agreement shall commence on the Effective Date and shall continue, unless terminated sooner as permitted hereunder, for a period of five (5) years or through the date on which the License Agreement expires or is terminated, whichever is sooner.  After the initial five (5) year period, this Agreement will subject to renewal by mutual written agreement of the parties, which agreement shall not be unreasonably withheld. [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

9.2 Termination for Breach.  Either party may terminate this Agreement on written notice to the other party if the other party materially breaches any of its obligations under this Agreement and fails to cure such breach within thirty (30) days following written notice thereof by the terminating party.  Provided, however, if such breach is not reasonably susceptible of being cured within such thirty (30) day period, so long as the breaching party has commenced to cure the breach and diligently prosecutes the cure during such thirty (30) day period, the breaching party will be allowed an additional reasonable period after such thirty (30) day period to diligently complete the cure, said additional reasonable period not to exceed sixty (60) days unless mutually agreed to by the parties in writing.

9.3 Other Termination.  Either party may terminate this Agreement on written notice to the other party if the other party permanently ceases conducting business in the normal course, becomes insolvent or is adjudicated bankrupt, makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts as they become due, permits the appointment of a receiver for its business or assets, or initiates or becomes the subject of any bankruptcy or insolvency proceedings which proceedings, if initiated involuntarily, are not dismissed with ninety (90) days thereafter.

9.4 Survival.  The following provisions of this Agreement shall survive the expiration or earlier termination of this Agreement:  (a) Articles 4 through 10; (b) any payment obligations of Kyocera with respect to Products received or for which Orders have been placed prior to the date of such expiration or earlier termination; and (c) any other provisions necessary to interpret the respective rights and obligations of the parties hereunder.

Article 10 Miscellaneous

10.1 Independent Contractors.  This Agreement is not intended by the parties to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business organization of any kind.  Each party hereto shall act as an independent contractor, and

Universal Display/Kyocera Confidential

10.2 neither shall act as an agent of the other for any purpose.  Neither party has the authority to assume or create any obligation, express or implied, on behalf of the other.

10.3 Force Majeure.  Neither party shall be in breach of this Agreement for any failure of performance caused by an event beyond its reasonable control and not due to its fault or negligence, but excluding any failure to pay monetary amounts due and owing.  In the event that such a force majeure event occurs, the party unable to perform shall promptly notify the other party of such non-performance and its expected duration.  In addition, such party shall in good faith maintain such partial performance of this Agreement as is reasonably possible, shall use all reasonable efforts to overcome the cause of nonperformance and shall resume full performance as soon as is reasonably possible.

10.4 Notices.  Any disclosures or notices required or permitted hereunder shall be in writing and shall be deemed effectively given upon receipt of such disclosures or notices by the receiving party.  Such disclosure or notices shall be given by personal delivery, certified mail with postage prepaid and return receipt requested, or prepaid delivery using a recognized private courier, to each party at its address set forth below.  Either party may change its address for such notices at any time by means of a notice given in the manner provided in this paragraph.

All Orders and any other notices respecting the Products, to:

Universal Display Corporation	Kyocera Corporation
375 Phillips Boulevard	Head Office
Ewing, New Jersey 08618	6 Takeda Tobadonocho
Fushimi-ku, Kyoto 612-8501 Japan

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

All other notices and communications:

[same as above]                                                                                     [same as above]

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

10.5 Non-Assignment.  This Agreement and the rights and obligations of the parties hereunder shall not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign or transfer this Agreement, in its entirety and on written notice to the other, to a successor in interest to all or substantially all of such party’s business to which this Agreement relates, whether by merger, acquisition or otherwise.  Notwithstanding the foregoing, Kyocera may not assign or transfer this Agreement to a third party to whom Kyocera would not be permitted to assign or transfer the License Agreement.  Should Kyocera assign or transfer this Agreement, whether by merger, acquisition or otherwise, to a third party with an existing OLED business, or should Kyocera acquire the existing OLED business of any third party, the Products sold to Kyocera under this Agreement shall not be used in any current or future products of such third party’s OLED business unless expressly agreed to by Universal

Universal Display/Kyocera Confidential

10.6 Display in writing.  Moreover, should Universal Display have already entered into a similar supply agreement with the third party at the time of such assignment, transfer or acquisition, there shall be no reduction of the payment or other obligations of Kyocera under this Agreement as they pertain to Products sold to Kyocera for use in its OLED business, or of such third party under its similar supply agreement as they pertain to Products used in the third party’s OLED business, unless expressly agreed to by Universal Display in writing.  Nothing herein shall confer any rights upon any person other than the parties hereto and their respective successors and permitted assigns.

10.7 Equitable Relief.  In the event of a party’s actual or reasonably anticipated infringement of the other party’s patents, unauthorized use of the other party’s proprietary materials or information; or breach of the provisions of Article 6 respecting the other party’s Confidential Items, the other party may seek to obtain such injunctions, order and decrees as may be necessary to restrain such activity, without the necessity of proving actual damages and without posting any bond or other security.  Such injunctive relief shall be in addition to any other rights or remedies available to the other party under this Agreement, at law or in equity.

10.8 Choice of Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, U.S.A., without respect to its rules on the conflict of laws.  Any dispute or difference arising out of or in connection with this Agreement (including any question regarding its existence, validity or termination) shall be submitted to the competent courts of a country where proper jurisdiction and venue exists over the party against which a claim is being asserted.

10.9 Severability.  In the event that any term of this Agreement is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other portion of this Agreement, and there shall be deemed substituted for such term other term(s) that are permitted by applicable law and that will most fully realize the intent of the parties as expressed in this Agreement.

10.10 No Waivers.  The failure of either party to enforce, or any delay in enforcing, any right, power or remedy that such party may have under this Agreement shall not constitute a waiver of any such right, power or remedy, or release the other party from any obligations under this Agreement, except by a written document signed by the party against whom such waiver or release is sought to be enforced.

10.11 Entire Agreement; Amendments.  This Agreement constitutes the entire understanding and agreement of the parties respecting the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings between the parties, whether written or oral, relating thereto.  This Agreement may not be amended or supplemented in any way except by a written document signed by both parties.

10.12 Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of shall be deemed an original, but all of which together shall constitute one and the same instrument.

Universal Display/Kyocera Confidential

10.13  Export Control.  Both parties agree to cooperate to ensure that exports of the Product and related technical data from the United States to Japan comply with U.S. export control regulations.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  Kyocera also agrees not to re-export the Products or technical data from Japan, or to sell or provide the Products or technical data to a third party, without complying with the applicable U.S. export and re-export regulations.  Upon Kyocera’s request, Universal Display will provide Kyocera with reasonable assistance in understanding the requirements of these regulations.

Article 11 Effective Date

Except for the provisions of this Article 11, this Agreement shall become effective only when Kyocera gives a written notice to Universal Display on or before December 31, 2008, [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives:

Kyocera Corporation	Universal Display Corporation

By: /s/ Yasushi Matsumura	By: /s/ Steven V. Abramson

Name: Yasushi Matsumura	Name: Steven V. Abramson

Title: Executive Officer	Title: President
General Manager, Corporate Display Group

Date: July 23, 2008	Date: July 28, 2008

Universal Display/Kyocera Confidential

Exhibit A

Products and Product Pricing

Products: [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Price of the Products shall be as follows:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Universal Display/Kyocera Confidential